Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175533 on Form S-8 of our reports dated February 28, 2012, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 2012